/C O R R E C T I O N -- The Timken Company/

In the news release, Timken Posts Strong Third-Quarter Results; Raises Full-Year Outlook, issued Oct. 28, 2010 by The Timken Company over PR Newswire, we are advised by the company that the Safe Harbor Statement, second to last sentence, should read "March 31, 2010" rather than "June 30, 2010" as originally issued inadvertently. The complete, corrected release follows:

Timken Posts Strong Third-Quarter Results; Raises Full-Year Outlook

-- Third-quarter sales up 39% as global demand strengthens

-- Higher volume and operating performance yield increased profitability and strong cash flow

CANTON, Ohio, Oct. 28 /PRNewswire-FirstCall/ -- The Timken Company (NYSE: TKR) today reported sales of $1.1 billion in the third quarter of 2010, an increase of 39 percent over the same period a year ago. The sales increase reflects stronger global demand across most of the company's end markets and higher material surcharges.

(Photo: http://photos.prnewswire.com/prnh/20100210/TIMKENLOGO )

(Photo: http://www.newscom.com/cgi-bin/prnh/20100210/TIMKENLOGO )

The company generated income from continuing operations, net of non-controlling interest, in the third quarter of $71.4 million, or $0.73 per diluted share, compared with last year's third-quarter loss of $19.4 million, or $0.20 per share.  Excluding special items, the company posted $78.1 million in income from continuing operations, net of non-controlling interest, or $0.80 per diluted share, compared with income of $7.4 million, or $0.08 per diluted share, a year ago.

The increase in third-quarter earnings reflects the combined effects of stronger demand, greater manufacturing efficiencies, surcharges and pricing, partially offset by higher material and selling and administrative costs.

"The company's strong profitability and cash flow demonstrate a structural improvement in our level of performance," said James W. Griffith, Timken president and chief executive officer. "We are growing the company in global markets where we create value, and are well positioned to accelerate that growth."

Special items for continuing operations in the third quarter of 2010 totaled $6.7 million of expense, net of tax, primarily associated with manufacturing rationalization activities. Last year, special items in the third quarter totaled $26.8 million, primarily related to severance expense.

As of Sept. 30, 2010, total debt was $493 million, or 21.6 percent of capital.  The company had cash of $900 million, or $407 million in excess of total debt, compared with a net cash position of $243 million as of Dec. 31, 2009. The increase in net cash reflects strong cash flow from earnings, partially offset by pension contributions and working-capital requirements.

Among recent developments, the company:

  Completed its acquisition of QM Bearings and Power Transmission, broadening Timken's industrial offering with spherical roller-bearing steel-housed units and couplings for especially demanding processes;
  Announced a $50-million product-finishing investment in its Ohio steel operations, expected to increase efficiency when completed in 2013; and
  Opened a new office in Jakarta, Indonesia, to serve growing demand from the metals, mining, cement, rail, energy and power industries.

Nine Months' Results

For the first nine months of 2010, sales were $3 billion, an increase of 26 percent from the same period in 2009.  Income from the company's continuing operations, net of non-controlling interest, for the first nine months of 2010 was $181.1 million, or $1.86 per diluted share, compared with a loss of $53.9 million, or $0.55 per share, a year ago. Special items, net of tax, in the first nine months of 2010 totaled $34.4 million of expense compared with $75.2 million of expense in the prior-year period. Special items in 2010 primarily related to a one-time non-cash charge of $21.6 million to record the deferred tax impact of U.S. health care legislation enacted in the first quarter and expense for severance and manufacturing rationalization.

Excluding special items, income from the company's continuing operations, net of non-controlling interest, was $215.5 million, or $2.22 per diluted share, in the first nine months of 2010, versus income of $21.3 million, or $0.22 per diluted share, in the prior-year period.  During the first nine months of 2010, the company benefited from increased demand, improved manufacturing performance and cost-reduction initiatives, partially offset by higher selling and administrative costs.

Bearings and Power Transmission Group Results

The Bearings and Power Transmission Group had third-quarter sales of $719.6 million, up 17 percent from $614.8 million for the same period last year. Earnings before interest and taxes (EBIT) for the third quarter were $101.6 million, up from $48.8 million in the third quarter of 2009.

For the first nine months of 2010, Bearings and Power Transmission Group sales were $2.1 billion, up 12 percent from the same period a year ago.  For the first nine months of 2010, EBIT was $288.3 million, compared with EBIT of $149.9 million in the first nine months of 2009.

Mobile Industries Segment Results

In the third quarter, Mobile Industries' sales were $404.1 million, up 23 percent from last year's third-quarter sales of $327.6 million. Stronger demand drove the sales increase, led by the off-highway, light-vehicle and heavy-truck sectors.

EBIT for the segment was $60.6 million for the third quarter, up from $13.7 million in the same period a year ago. Higher volume, better manufacturing utilization and pricing initiatives drove the increase, partially offset by higher material and selling and administrative costs.

For the first nine months of 2010, Mobile Industries' sales of $1.2 billion were up 27 percent from the same period a year ago.  EBIT for the first nine months of 2010 was $171.5 million, compared with last year's EBIT loss of $0.6 million.

Process Industries Segment Results

Process Industries' third-quarter sales were $234.5 million, up 25 percent from $187 million for the same period a year ago. Stronger distribution sales, especially in North America and Asia, were primary drivers of the increase.

Process Industries' third-quarter EBIT was $37.2 million, up from $16 million a year ago. Higher volume and better manufacturing utilization drove the increase, partially offset by higher material and selling and administrative costs.

For the first nine months of 2010, Process Industries' sales were $652.7 million, up 5 percent from the same period a year ago. EBIT for the first nine months of 2010 was $93 million, compared with EBIT of $94.6 million in the first nine months of 2009.

Aerospace and Defense Segment Results

Aerospace and Defense had third-quarter sales of $81million, down 19 percent from $100.2 million for the same period last year. The decline reflects reduced demand from commercial and general aviation sectors with some weakness in the defense market. Implementation of new engineering systems and business processes also temporarily dampened sales in the quarter.

Third-quarter EBIT was $3.8 million, down from $19.1 million a year ago. The decline primarily reflects lower sales and higher manufacturing costs.

For the first nine months of 2010, Aerospace and Defense sales were $255.8 million, down 20 percent from the same period a year ago.  EBIT for the first nine months of 2010 was $23.8 million, compared with EBIT of $55.9 million in the first nine months of 2009.

Steel Group Results

Sales for the Steel Group, including inter-group sales, were $371.3 million in the third quarter, an increase of 135 percent from $157.9 million for the same period last year. The results reflect strong demand across all markets. Raw-material surcharges increased approximately $80 million from the third quarter last year.

Third-quarter EBIT was $41.3 million, compared with an EBIT loss of $20.2 million for the same period a year ago. EBIT benefited from improved volume and mix, manufacturing utilization and surcharges, partially offset by higher material costs.

For the first nine months of 2010, Steel Group sales were $979.7 million, up 81 percent from the first nine months of last year.  EBIT for the first nine months of 2010 was $104.2 million, compared with an EBIT loss of $60.4 million for the same period a year ago.

Outlook

For the full-year 2010, Timken anticipates an increase in sales of approximately 25 to 30 percent over 2009, driven primarily by stronger demand in the Steel and Mobile Industries segments.  For its business segments, Timken expects:

  Steel Group sales to increase  80 to 90 percent, due to improved demand across all market sectors as well as surcharges;
  Mobile Industries segment sales to be up approximately 20 to 25 percent, driven by recovery in the light-vehicle, off-highway and heavy-truck sectors;
  Process Industries segment sales to be up approximately 5 to 10 percent, reflecting growth initiatives in energy and Asia as well as strengthening in industrial distribution demand; and
  Aerospace and Defense segment sales to decline 15 to 20 percent, with continued weakness in commercial and general aviation, as well as some softening in defense.

The company is raising its 2010 full-year earnings estimate, excluding special items, to a range of $2.80 to $2.90 per diluted share, compared with its prior estimate of $2.40 to $2.60 per diluted share. The company expects to generate cash from operating activities of approximately $400 million and free cash flow (after capital expenditures and dividends) of approximately $250 million for the full year 2010.

Conference Call Information

The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, Oct. 28, 2010
11:00 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 10159225

Replay Dial-In through Nov. 5, 2010:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning with innovative friction management and power transmission products and services, enabling our customers' machinery to perform more efficiently and reliably. With sales of $3.1 billion in 2009, operations in 27 countries/territories and approximately 17,000 employees, Timken is Where You Turn® for better performance.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook", are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the third quarter of 2010; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw-material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the impact on operations of general economic conditions, higher or lower raw-material and energy costs, fluctuations in customer demand, and the company's ability to achieve the benefits of its ongoing programs and initiatives. These and additional factors are described in greater detail in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2009, page 50, and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The company undertakes no obligation to update or revise any forward-looking statement.

Media Contact: Lorrie Paul Crum
Manager – Global Media and Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Mobile: (330) 224-5021
lorrie.crum@timken.com

Investor Contact: Steve Tschiegg
Director – Capital Markets and Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
steve.tschiegg@timken.com

(Unaudited) CONDENSED CONSOLIDATED STATEMENT OF INCOME
	AS REPORTED				AS ADJUSTED (1)
(Dollars in millions, except share data)	Q3 2010	Q3 2009	Nine Months 2010	Nine Months 2009	Q3 2010	Q3 2009	Nine Months 2010	Nine Months 2009
Net sales	$ 1,059.7	$ 763.6	$ 2,984.8	$ 2,367.0	$ 1,059.7	$ 763.6	$ 2,984.8	$ 2,367.0
Cost of products sold	792.3	633.1	2,224.6	1,953.9	792.3	633.1	2,224.6	1,953.9
Manufacturing rationalization / reorganization expenses - cost of products sold	2.3	1.0	4.1	3.6	-	-	-	-
Gross Profit	265.1	129.5	756.1	409.5	267.4	130.5	760.2	413.1
Selling, general & administrative expenses (SG&A)	139.9	106.8	413.3	357.1	139.9	106.8	413.3	357.1
Rationalization / reorganization expenses - SG&A	0.4	0.5	0.7	1.6	-	-	-	-
Impairment and restructuring	2.9	19.6	9.4	84.1	-	-	-	-
Operating Income (Loss)	121.9	2.6	332.7	(33.3)	127.5	23.7	346.9	56.0
Other (expense) income	(3.2)	(2.0)	(1.0)	3.9	(3.2)	(2.0)	(1.0)	3.9
Special items - other income (expense)	0.4	(2.6)	0.3	(0.6)	-	-	-	-
Earnings (Loss) Before Interest and Taxes (EBIT) (2)	119.1	(2.0)	332.0	(30.0)	124.3	21.7	345.9	59.9
Interest expense, net	(8.3)	(9.9)	(26.4)	(25.9)	(8.3)	(9.9)	(26.4)	(25.9)
Income (Loss) From Continuing Operations Before Income Taxes	110.8	(11.9)	305.6	(55.9)	116.0	11.8	319.5	34.0
Provision for income taxes	38.6	7.1	122.7	2.9	37.1	4.0	102.2	11.4
Income (Loss) From Continuing Operations	72.2	(19.0)	182.9	(58.8)	78.9	7.8	217.3	22.6
(Loss) income from discontinued operations, net of income taxes (3)	(1.1)	(30.8)	3.4	(59.9)	-	(2.3)	-	(29.6)
Net Income (Loss)	71.1	(49.8)	186.3	(118.7)	78.9	5.5	217.3	(7.0)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	0.8	0.4	1.8	(4.9)	0.8	0.4	1.8	1.3
Net Income (Loss) Attributable to The Timken Company	$ 70.3	$ (50.2)	$ 184.5	$ (113.8)	$ 78.1	$ 5.1	$ 215.5	$ (8.3)

Net Income (Loss) per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings (Loss) Per Share - Continuing Operations	$ 0.74	$ (0.20)	$ 1.87	$ (0.55)	$ 0.81	$ 0.08	$ 2.24	$ 0.22
Basic Earnings (Loss) Per Share - Discontinued Operations	(0.01)	(0.32)	0.04	(0.62)	-	(0.03)	-	(0.31)
Earnings (Loss) Per Share	$ 0.73	$ (0.52)	$ 1.91	$ (1.17)	$ 0.81	$ 0.05	$ 2.24	$ (0.09)

Diluted Earnings (Loss) Per Share - Continuing Operations	$ 0.73	$ (0.20)	$ 1.86	$ (0.55)	$ 0.80	$ 0.08	$ 2.22	$ 0.22
Diluted Earnings (Loss) Per Share - Discontinued Operations	(0.01)	(0.32)	0.03	(0.62)	-	(0.03)	-	(0.31)
Earnings (Loss) Per Share	$ 0.72	$ (0.52)	$ 1.89	$ (1.17)	$ 0.80	$ 0.05	$ 2.22	$ (0.09)

Average Shares Outstanding	96,400,592	96,176,091	96,373,151	96,111,847	96,400,592	96,176,091	96,373,151	96,111,847
Average Shares Outstanding - assuming dilution	97,411,682	96,176,091	97,014,084	96,111,847	97,411,682	96,176,091	97,014,084	96,111,847

(Unaudited)
BUSINESS SEGMENTS
	(Dollars in millions, except share data)	Q3 2010	Q3 2009	Nine Months 2010	Nine Months 2009

Mobile Industries Segment
	Net sales to external customers	$ 404.1	$ 327.6	$ 1,172.0	$ 920.4
	Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$ 60.6	$ 13.7	$ 171.5	$ (0.6)
	Adjusted EBIT Margin (2)	15.0%	4.2%	14.6%	-0.1%

Process Industries Segment
	Net sales to external customers	$ 233.7	$ 186.4	$ 650.6	$ 616.9
	Intergroup sales	0.8	0.6	2.1	2.2
	Total net sales	$ 234.5	$ 187.0	$ 652.7	$ 619.1
	Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$ 37.2	$ 16.0	$ 93.0	$ 94.6
	Adjusted EBIT Margin (2)	15.9%	8.6%	14.2%	15.3%

Aerospace and Defense Segment
	Net sales to external customers	$ 81.0	$ 100.2	$ 255.8	$ 318.7
	Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$ 3.8	$ 19.1	$ 23.8	$ 55.9
	Adjusted EBIT Margin (2)	4.7%	19.1%	9.3%	17.5%

Total Bearings and Power Transmission Group
	Net sales to external customers	$ 718.8	$ 614.2	$ 2,078.4	$ 1,856.0
	Intergroup sales	0.8	0.6	2.1	2.2
	Total net sales	$ 719.6	$ 614.8	$ 2,080.5	$ 1,858.2
	Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$ 101.6	$ 48.8	$ 288.3	$ 149.9
	Adjusted EBIT Margin (2)	14.1%	7.9%	13.9%	8.1%

Steel Group
	Net sales to external customers	$ 340.9	$ 149.4	$ 906.4	$ 511.0
	Intergroup sales	30.4	8.5	73.3	30.4
	Total net sales	$ 371.3	$ 157.9	$ 979.7	$ 541.4
	Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$ 41.3	$ (20.2)	$ 104.2	$ (60.4)
	Adjusted EBIT Margin (2)	11.1%	-12.8%	10.6%	-11.2%

	Unallocated corporate expense	$ (17.6)	$ (10.3)	$ (49.2)	$ (35.8)
	Intergroup eliminations income (expense) (4)	$ (1.0)	$ 3.4	$ 2.6	$ 6.2

Consolidated
	Net sales to external customers	$ 1,059.7	$ 763.6	$ 2,984.8	$ 2,367.0
	Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$ 124.3	$ 21.7	$ 345.9	$ 59.9
	Adjusted EBIT Margin (2)	11.7%	2.8%	11.6%	2.5%

(1)

"Adjusted" statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.  Management believes that the Adjusted Consolidated Statement of Income may be helpful in understanding the company's performance and therefore useful to investors.

(2)

EBIT is defined as operating income plus other income (expense).  EBIT Margin is EBIT as a percentage of net sales.  EBIT and EBIT margin on a segment basis exclude certain special items set forth above.  EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company's business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation on December 31, 2009.

(4)	Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

	Reconciliation of net income (loss) attributable to The Timken Company and EPS - diluted.

This reconciliation is provided as additional relevant information about the company's performance.  Management believes adjusted earnings per share are more representative of the company's performance and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and gain/loss on sale of non-strategic assets.

		Third Quarter				Nine Months Ended
		2010		2009		2010		2009
	(Dollars in millions, except share data)	$	EPS(5)	$	EPS (5)	$	EPS(5)	$	EPS(5)
	Net income (loss) attributable to The Timken Company	$ 70.3	$ 0.72	$ (50.2)	$ (0.52)	$ 184.5	$ 1.89	$ (113.8)	$ (1.17)
	Less: loss from discontinued operations, net of income taxes	(1.1)	(0.01)	(30.8)	(0.32)	3.4	0.03	(59.9)	(0.62)
	Net income (loss) from continuing operations attributable to The Timken Company	71.4	0.73	(19.4)	(0.20)	181.1	1.86	(53.9)	(0.55)
	Pre-tax special items:
	Manufacturing rationalization/reorganization expenses - cost of products sold	2.3	0.02	1.0	0.01	4.1	0.04	3.6	0.04
	Rationalization/reorganization expenses - SG&A	0.4	0.00	0.5	0.01	0.7	0.01	1.6	0.02
	Impairment and restructuring	2.9	0.03	19.6	0.20	9.4	0.10	84.1	0.88
	Special items - other (income) expense	(0.4)	(0.00)	2.6	0.03	(0.3)	(0.00)	0.6	0.01
	Provision for income taxes (6)	1.5	0.02	3.1	0.03	20.5	0.21	(8.5)	(0.09)
	Special items attributable to noncontrolling interest	-	-	-	-	-	-	(6.2)	(0.06)

	Adjusted net income (loss) from continuing operations attributable to The Timken Company	78.1	0.80	7.4	0.08	215.5	2.22	21.3	0.22
	Add: adjusted (loss) from discontinued operations	-	-	(2.3)	(0.03)	-	-	(29.6)	(0.31)
	Adjusted net income attributable to The Timken Company	$ 78.1	$ 0.80	$ 5.1	$ 0.05	$ 215.5	$ 2.22	$ (8.3)	$ (0.09)

	Income (loss) from continuing operations	$ 72.2	$ 0.74	$ (19.0)	$ (0.20)	$ 182.9	$ 1.89	$ (58.8)	$ (0.61)
	Less: Net income (loss) attributable to noncontrolling interest	0.8	0.01	0.4	0.00	1.8	0.02	(4.9)	(0.05)
	Net income (loss) from continuing operations attributable to The Timken Company	$ 71.4	$ 0.73	$ (19.4)	$ (0.20)	$ 181.1	$ 1.86	$ (53.9)	$ (0.55)

	Income (loss) from discontinued operations, net of income taxes	$ (1.1)	$(0.01)	$ (30.8)	$ (0.32)	$ 3.4	$ 0.03	$ (59.9)	$ (0.62)
	Special items, discontinued operations	1.1	0.01	28.5	0.29	(3.4)	(0.03)	30.3	0.31
	Adjusted income (loss) from discontinued operations, net of income taxes	$ -	$ -	$ (2.3)	$ (0.03)	$ -	$ -	$ (29.6)	$ (0.31)

(5)	EPS amounts may not sum due to rounding differences

(6)

Provision for income taxes includes the tax impact on pre-tax special items, the impact of discrete tax items recorded during the respective periods, as well as adjustments to reflect the use of one overall effective tax rate on Adjusted pre-tax income in interim periods.

Reconciliation of Outlook Information:   Expected earnings per diluted share for the 2010 full year e xcludes special items.  Examples of such special items include impairment and restructuring, manufacturing rationalization/reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA.  It is not possible at this time to identify the potential amount or significance of these special items.  Management cannot predict whether the company will receive any additional payments under the CDSOA in 2010 and if so, in what amount. If the company does receive any CDSOA payments, they will most likely be received in the fourth quarter.

Reconciliation of GAAP income from continuing operations before income taxes

This reconciliation is provided as additional relevant information about the company's performance.  Management believes Consolidated adjusted earnings before interest and taxes (EBIT)  and Total Bearings and Power Transmission adjusted EBIT are more representative of the company's performance and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations before income taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and gain/loss on sale of non-strategic assets.

	Third Quarter		Nine Months Ended
	2010	2009	2010	2009
(Dollars in millions) (Unaudited)
Income (loss) from continuing operations before income taxes	$ 110.8	$ (11.9)	$ 305.6	$ (55.9)

Pre-tax reconciling items:
Interest expense	9.1	10.3	28.7	27.2
Interest income	(0.8)	(0.4)	(2.3)	(1.3)
Manufacturing rationalization/reorganization expenses - cost of products sold	2.3	1.0	4.1	3.6
Rationalization/reorganization expenses - SG&A	0.4	0.5	0.7	1.6
Impairment and restructuring	2.9	19.6	9.4	84.1
Special items - other expense (income)	(0.4)	2.6	(0.3)	0.6
Consolidated adjusted earnings before interest and taxes (EBIT)	$ 124.3	$ 21.7	$ 345.9	$ 59.9

Steel Group adjusted (earnings) loss before interest and taxes (EBIT)	$ (41.3)	$ 20.2	$ (104.2)	$ 60.4
Unallocated corporate expense	17.6	10.3	49.2	35.8
Intergroup eliminations expense	1.0	(3.4)	(2.6)	(6.2)
Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$ 101.6	$ 48.8	$ 288.3	$ 149.9

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Dollars in millions) (Unaudited)	September 30, 2010	December 31, 2009
Short-term debt	$ 13.6	$ 43.4
Long-term debt	479.4	469.3
Total Debt	493.0	512.7
Less: Cash and cash equivalents	(899.8)	(755.5)
Net (Cash) Debt	$ (406.8)	$ (242.8)

Shareholders' equity	$ 1,794.0	$ 1,595.6

Ratio of Total Debt to Capital	21.6%	24.3%
Ratio of Net (Cash) Debt to Capital (Leverage)	(29.3%)	(17.9%)

This reconciliation is provided as additional relevant information about The Timken Company's financial position. Capital is defined as total debt plus shareholders' equity.

Management believes Net (Cash) Debt is more indicative of Timken's financial position, due to the amount of cash and cash equivalents.

	For the Quarter Ended
Free cash flow:	September 30, 2010	September 30, 2009
(Dollars in millions) (Unaudited)
Net cash provided by operating activities	$ 149.3	$ 170.7
Less: capital expenditures	(22.2)	(27.7)
Less: cash dividends paid to shareholders	(12.5)	(8.5)
Free cash flow	$ 114.6	$ 134.5

Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy.

Reconciliation of Outlook Information: Reconciliation of Outlook Information: For the full year 2010, the company expects to generate net cash provided by operating activities of approximately $400 million, spend approximately $110 million on capital expenditures and approximately $46 million on cash dividends paid to shareholders. The net effect of these items reflects the company's free cash flow outlook of approximately $250 million for the full year 2010.

CONDENSED CONSOLIDATED BALANCE SHEET (Dollars in millions) (Unaudited)
	September 30, 2010	December 31, 2009

ASSETS
Cash and cash equivalents	$ 899.8	$ 755.5
Accounts receivable	552.2	411.2
Inventories, net	771.4	671.2
Other current assets	145.4	184.6
Total Current Assets	2,368.8	2,022.5
Property, Plant and Equipment - Net	1,256.6	1,335.2
Goodwill	228.2	221.7
Other assets	395.4	427.5
Total Assets	$ 4,249.0	$ 4,006.9

LIABILITIES
Accounts payable	$ 257.8	$ 156.0
Short-term debt	13.6	43.4
Income taxes	63.3	9.2
Accrued expenses	380.8	331.8
Total Current Liabilities	715.5	540.4

Long-term debt	479.4	469.3
Accrued pension cost	554.9	690.9
Accrued postretirement benefits cost	594.3	604.2
Other non-current liabilities	110.9	106.5
Total Liabilities	2,455.0	2,411.3

EQUITY
The Timken Company shareholders' equity	1,777.1	1,577.6
Noncontrolling Interest	16.9	18.0
Total Equity	1,794.0	1,595.6
Total Liabilities and Equity	$ 4,249.0	$ 4,006.9

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Dollars in millions) (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Cash Provided (Used)
OPERATING ACTIVITIES
Net income (loss) attributable to The Timken Company	$ 70.3	$ (50.2)	$ 184.5	$ (113.8)
(Earnings) loss from discontinued operations	1.1	30.8	(3.4)	59.9
Net income (loss) attributable to noncontrolling interest	0.8	0.4	1.8	(4.9)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	47.0	49.0	142.2	150.8
Impairment charges	-	1.3	2.0	36.1
Pension and other postretirement expense	23.1	29.4	69.0	77.1
Pension and other postretirement benefit payments	(30.8)	(54.5)	(164.4)	(89.2)
Changes in operating assets and liabilities:
Accounts receivable	(37.1)	(14.7)	(140.9)	128.4
Inventories	(49.5)	107.5	(95.2)	311.5
Accounts payable and accrued expenses	63.4	42.0	146.2	(144.2)
Income taxes	65.4	29.7	131.5	7.6
Other - net	(3.3)	(4.2)	36.7	-
Net Cash Provided by Operating Activities - Continuing Operations	150.4	166.5	310.0	419.3
Net Cash Provided (Used) by Operating Activities - Discontinued Operations	(1.1)	4.2	3.4	4.9
Net Cash Provided By Operating Activities	149.3	170.7	313.4	424.2
INVESTING ACTIVITIES
Capital expenditures	(22.2)	(27.7)	(61.2)	(81.0)
Acquisitions	(16.1)	-	(16.1)	(0.4)
Investments	(30.0)	-	(30.0)	-
Other	(1.5)	1.7	0.1	7.2
Net Cash Used by Investing Activities - Continuing Operations	(69.8)	(26.0)	(107.2)	(74.2)
Net Cash Used by Investing Activities - Discontinued Operations	-	(0.5)	-	(1.5)
Net Cash Used by Investing Activities	(69.8)	(26.5)	(107.2)	(75.7)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	(12.5)	(8.5)	(33.8)	(34.6)
Purchase of treasury shares, net	-	-	(29.2)	-
Net proceeds from common share activity	10.2	0.7	29.5	0.7
Net payments on credit facilities	(0.6)	(42.1)	(19.4)	(84.5)
Other	(3.5)	-	(3.5)	-
Net Cash Used by Financing Activities	(6.4)	(49.9)	(56.4)	(118.4)
Effect of exchange rate changes on cash	30.5	11.4	(5.5)	19.3
Increase In Cash and Cash Equivalents	103.6	105.7	144.3	249.4
Cash and cash equivalents at beginning of period	796.2	277.1	755.5	133.4
Cash and Cash Equivalents at End of Period	$ 899.8	$ 382.8	$ 899.8	$ 382.8

CONTACT:  Media: Lorrie Paul Crum,  Manager – Global Media and Strategic Communications, Telephone: +1-330-471-3514, Mobile:  +1-330-224-5021, lorrie.crum@timken.com,  or Investors: Steve Tschiegg, Director – Capital Markets and Investor Relations, +1-330-471-7446, steve.tschiegg@timken.com